Filed pursuant to Rule 433

Registration No. 333-185049

Issuer Free Writing Prospectus

Dated December 10, 2013

U.S.$1,750,000,000

The Bank of Nova Scotia

U.S.$1,000,000,000 1.100% Senior Notes Due 2016

U.S.$750,000,000 FLOATING RATE Senior Notes Due 2016

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U.S.$1,000,000,000 1.100% Senior Notes due 2016

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	1.100% Senior Notes due 2016
Aggregate Principal Amount Offered:	U.S.$1,000,000,000
Maturity Date:	December 13, 2016
Price to Public:	99.971% of the principal amount of the Securities
Underwriters’ Fee:	0.250%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$997,210,000
Coupon (Interest Rate):	1.100%
Re-offer Yield:	1.110%
Spread to Benchmark Treasury:	T + 52 basis points
Benchmark Treasury:	0.625% due November 15, 2016
Benchmark Treasury Yield:	0.590%
Interest Payment Dates:	June 13 and December 13 of each year, commencing on June 13, 2014
Day Count Convention:	30/360; Following, Unadjusted
Trade Date:	December 10, 2013
Settlement Date:	December 13, 2013; (T+3)
CUSIP / ISIN:	064159DA1 / US064159DA18
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Underwriters:
Underwriter	Principal Amount of 1.100% Senior Notes due 2016 to Be Purchased
Citigroup Global Markets Inc.	U.S.$	210,000,000
Scotia Capital (USA) Inc.	210,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	180,000,000
Morgan Stanley & Co. LLC J.P. Morgan Securities LLC	140,000,000 130,000,000
Deutsche Bank Securities Inc.	25,000,000
Goldman Sachs & Co.	25,000,000
HSBC Securities (USA) Inc.	20,000,000
Wells Fargo Securities, LLC	20,000,000
Credit Suisse Securities (USA) LLC	10,000,000
RBS Securities Inc.	10,000,000
Standard Chartered Bank	10,000,000
UBS Securities LLC	10,000,000
Total	U.S.$	1,000,000,000

U.S.$750,000,000 Floating Rate Senior Notes due 2016

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	Floating Rate Senior Notes due 2016
Aggregate Principal Amount Offered:	U.S.$750,000,000
Maturity Date:	December 13, 2016
Price to Public:	100.000% of the principal amount of the Securities
Underwriters’ Fee:	0.250%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$748,125,000
Pricing Benchmark:	3-month USD LIBOR (Reuters LIBOR01)
Spread to Benchmark:	+ 42 basis points
Interest Payment Dates:	March 13, June 13, September 13 and December 13, of each year, commencing on March 13, 2014
Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period
Day Count Convention:	Actual/360; Modified Following, Adjusted
Trade Date:	December 10, 2013
Settlement Date:	December 13, 2013; (T+3)
CUSIP / ISIN:	064159DB9 / US064159DB90
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Underwriters:
Underwriter	Principal Amount of Floating Rate Senior Notes due 2016 to Be Purchased
Citigroup Global Markets Inc.	U.S.$	157,500,000
Scotia Capital (USA) Inc.	157,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	135,000,000
Morgan Stanley & Co. LLC J.P. Morgan Securities LLC	105,000,000 97,500,000
Deutsche Bank Securities Inc.	18,750,000
Goldman Sachs & Co.	18,750,000
HSBC Securities (USA) Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000
Credit Suisse Securities (USA) LLC	7,500,000
RBS Securities Inc.	7,500,000
Standard Chartered Bank	7,500,000
UBS Securities LLC	7,500,000
Total	U.S.	$ 750,000,000

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The Bank has filed a registration statement (File No. 333-185049), a base shelf prospectus dated August 1, 2013 and a preliminary prospectus supplement dated December 10, 2013 (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Citigroup Global Markets Inc. at 1-800-831-9146, Scotia Capital (USA) Inc. at 1-800-372-3930, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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